Exhibit 3.30.1

CERTIFICATE OF FORMATION

OF

VERNON ALF L.L.C.

1.	NAME

The name of the limited liability company is Vernon ALF, L.L.C. (the “LLC”).

2.	REGISTERED OFFICE AND AGENT

The address of the LLC’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the LLC’s registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Vernon ALF, L.L.C. this 23rd day of July, 1998.

By:	/s/ Edward B. Romanov, Jr.
Edward B. Romanov, Jr.
authorized. agent